EXHIBIT 10.2

CONTRACT NUMBER: 4205
Cambar Vendor Number: 4463

PURCHASING AGREEMENT

BUYER:	SELLER:
General Nutrition Corporation 300 Sixth Avenue Pittsburgh, PA 15222 Attention: Purchasing Department	Muscle Pharm, LLC 3390 Peoria St # 307 Auros, CO 80010
Phone: 412/288/2096	Phone: 303/564/7432
Fax: 412/338/8865	Fax: 800/490/7165
E-mail: frank-pernice@gnc-hq.com	E-mail:
Contact Person: Frank Pernice	Contact Person: Leonard Armenta

In consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound hereby, Buyer and Seller (individually a “Party” and collectively the “Parties”) agree as follows:

SUMMARY OF CERTAIN KEY TERMS

1.           Supply of Product.  During this Agreement, (i) Buyer shall purchase from Seller the products listed on Exhibit 1 (the “Products”) at the prices listed on Exhibit 1 (the “Prices”)and (ii) Seller shall sell, fulfill and deliver those Products, all pursuant to this Agreement and Buyer’s vendor book (the “Vendor Book”), which, among other requirements, includes Buyer’s standard purchase order (the “Purchase Order”).  Seller shall also provide the information regarding the Products requested on Exhibit 1.

2.           Lead Time.   Unless otherwise stated in a Purchase Order from Buyer, all delivery transportation terms of sale will be FOB Destination—FREIGHT COLLECT, unless Buyer’s transportation department (the “Transportation Department”) designates FOB Destination—PREPAID (the “Shipment Terms”).  The Shipment Terms pertain to the cost and delivery point of shipment of the Products from Seller’s facility located within the United States of America and shall not affect allocation of the risk of loss, passage of title, acceptance, payment, or Buyer’s right to return Products, which are addressed elsewhere in this Agreement. Seller shall contact the Transportation Department, in accordance with Paragraph B of the General Terms below, before making any shipping arrangements.  All Product deliveries will be made by Seller within 3 weeks after Buyer places the order (the “Lead Time”).  If Buyer designates that the Transportation Department will arrange pick up of the Products, then the Lead Time for such shipment is shortened by one week.

3.           Product Payment.  Buyer shall pay Seller for Products received by Buyer:
Pay on Scan
Within ten days after on-scan or entry into the cash register at a Buyer-owned  store and within ten days after wholesale delivery from Buyer’s distribution center to Buyer franchisees or unaffiliated purchasers.

Shrink Allowance for Pay on Scan Products.  “Shrink” means lost, stolen, or damaged Product after Acceptance.  "Shrink" does not include concealed damage discovered after Acceptance while in Buyer's distribution center. For each unit of Product purchased by Buyer via pay-on-scan only, Seller shall credit Buyer 1% of the Product purchase price to account for Shrink related to the Product.  The shrink allowance shall be deducted by Buyer against each invoice paid to Seller.

4.           Reverse Logistics.  Seller agrees to the General Nutrition Returns Agreement (the “Returns Agreement”) attached as Exhibit 4.

5.           Term.  This Agreement shall be in effect for one year from the date signed by Buyer (the “Effective Date”); thereafter, the Agreement will automatically renew on an annual basis.  Either Party may terminate this Agreement at any time without cause on 30 days advanced written notice.

6.           Advertising and Promotion.  Seller agrees to the total annual advertising commitment for the Products as set forth on Exhibit 6 (the "Committed Advertising").  Upon request from Buyer, Seller agrees to provide Buyer with proof of placements for the Committed Advertising for the months committed as set forth on Exhibit 6.  In the event that Seller fails to (a) conduct the Committed Advertising for any committed month or (b) provide Buyer with proof of placement showing Seller conducted the Committed Advertising for any committed month, Buyer may discontinue any or all of the Products and such Product(s) will be subject to the reverse logistics terms set forth in Exhibit 4.  Seller shall support Buyer's sale of the Products by Product advertising and promotion as set forth on Exhibit 6.

7.           Customer Return Pledge.  Seller shall comply with Buyer’s customer return program as described in the Vendor Book.  All Product returned by Buyer’s customers will be charged back to Seller at cost plus 18% of such cost in addition to any inbound freight cost incurred by Buyer. The chargeback amount, structured to compensate for all expenses incurred by Buyer in carrying the Product, will be either paid in cash to Buyer or deducted from Seller’s account when invoice payments are issued.

8.           Insurance.  Seller shall maintain a comprehensive General/ Products Liability occurrence policy, $2,000,000 per occurrence/$2,000,000 aggregate for bodily injury, and property damages with the following coverage; Premises/Operations, Products/Completed Operations, Contractual Liability and Independent Contractors; or General/Products Liability claims made policy, $2,000,000 per occurrence/$2,000,000 aggregate for bodily injury and property damages with the following coverage:  Premises/Operations, Products/Completed Operations, Contractual Liability and Independent Contractors.  The retroactive date of the policy must be prior to the Effective Date and must be specified on the certificate of insurance for such policy.  Further details for each policy are contained in the Vendor Book.  Seller shall name Buyer and Buyer’s subsidiaries and affiliates as an additional insured under such coverage as described in the Vendor Book.  Seller shall deliver to Buyer a certificate of insurance evidencing the required coverage to Buyer prior to any delivery of Product.  Seller shall provide Buyer at least 60 days prior written notice of any cancellation, change, or reduction of such coverage (a “Change in Insurance”) and any such Change in Insurance shall constitute a material breach of the Agreement.  In addition, Seller shall provide indemnification to Buyer and Buyer’s affiliates as more fully described in the Vendor Book.

9.           Indemnity.  Seller shall defend, indemnify, and hold Buyer and Buyer’s affiliates and Buyer’s and Buyer’s affiliates’ franchisees and licensees harmless from and against all claims, expenses, liabilities, losses, and damage, including reasonable attorney’s fees, resulting from, or arising in connection with, (i) the failure of the Products to conform in any respect to the representations and warranties contained in any part of this Agreement, (ii) the failure of the Products to meet label claims or Buyer’s quality control standards, (iii) the promotion, sale, purchase, resale, or use of the Products or any litigation or threatened litigation based thereon, and (iv) all intellectual property infringement and misappropriation claims based on the Products.  Such right of indemnity shall exist in favor of the Buyer even though the negligence, gross negligence, strict liability, common law or statutory fault of the Buyer, or any of them, was the sole cause, a producing cause or a concurring cause of the claim, demand, controversy or cause of action in question.  This indemnity and defense shall be in addition to other remedies afforded to Buyer or Buyer’s affiliates at law or in equity.  This indemnity and defense shall survive acceptance of the Products and payment therefore by Buyer.  Seller shall assume Buyer’s contractual obligations to defend and indemnify Buyer’s affiliates and Buyer’s affiliates’ franchisees and licensees from all claims, expenses, liabilities, losses, and damages, including reasonable attorney’s fees, resulting from the promotion, sale, purchase, resale, or use of the Products.

10.           Limitation.  IN NO EVENT SHALL BUYER BE LIABLE TO SELLER UNDER THIS AGREEMENT (WHETHER IN TORT, IN STRICT LIABILITY, IN CONTRACT, OR OTHERWISE) FOR ANY (i) INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS, EVEN IF BUYER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR (ii) AMOUNT THAT EXCEEDS THE AGGREGATE FEES PAID BY BUYER TO SELLER UNDER THIS AGREEMENT FOR THE IMMEDIATELY PRECEDING SIX MONTHS.  THE EXISTENCE OF MORE THAN ONE CLAIM WILL NOT ENLARGE OR EXTEND THESE LIMITS.

11.           Margin Neutrality.  A Product's margin percentage is calculated by subtracting the Buyer's Product cost from the Product's retail price and dividing that result by the Product's retail price.  A margin percentage is established with the initial sale of the Product at Buyer's corporate stores.  If Buyer wishes to promote the Product thereafter by lowering the retail price of the Product, the Seller agrees to lower the cost of the Product for each unit sold during the promotion such that the Buyer’s originally calculated margin percentage remains neutral (i.e, the same as it was before Buyer lowered the retail price).  The difference between the original Product cost and the reduced Product cost during the promotion multiplied by the units sold during the promotion period equal the markdown monies ("Markdown Monies") owed to Buyer from Seller.  The units of Product sold during the promotion period will be based on (a) for franchise sales, units sold by Buyer to franchisees and (b) for corporate sales, units sold at corporate retail stores.  All promotions will be available to franchise stores.  Solely with regard to sales of the Product from the Buyer to franchisees, the promotional pricing for the Product will start two weeks prior to the start date of the promotion in corporate retail stores and end two weeks prior to the end date of the promotion in corporate retail stores.  Markdown Monies will be paid by Seller based on units sold at the end of each month during the promotion.  Payment will be automatically deducted by Buyer from Seller’s account via credit memo.  If there is not an open balance to deduct against, Seller will issue a check payment in full within 30 days of Buyer's written notification.

GENERAL TERMS

A.           Pricing Terms. Seller guarantees that the Prices are the lowest currently available.  Should lower prices become applicable for any of Seller’s customers, the Prices will automatically and immediately become applicable for Buyer.  Upon request of Buyer, Seller shall confirm in writing that the Prices are Seller’s lowest offered price.  Seller shall work continuously on achieving cost savings and improvements in raw materials, specifications, packaging, and production efficiencies to the benefit of both Parties and those savings and improvements shall be promptly passed on to Buyer in the form of lower Prices and improved Products.

B.           Ordering and Delivery.  The Transportation Department shall determine and arrange all transportation requirements for FOB Destination—FREIGHT COLLECT deliveries.  If Seller is to arrange transportation, Seller shall provide estimates to the Transportation Department for verification of reasonableness and approval of selected carrier before shipment is made.  Each Purchase Order received from Buyer shall be confirmed by Seller within 24 hours following receipt to Buyer’s contact person by fax or electronic confirmation of receipt.  All Products must be shipped to the distribution center designated by Buyer.

C.           “Sale or Return” Purchase.  Seller and Buyer agree that all Products shall be sold on a “sale or return” basis subject to the terms of this Agreement, including this Paragraph C and Exhibit 4 of the Returns Agreement.

D.           Confidentiality.  During the term of this Agreement and after the expiration or termination of this Agreement, each Party shall keep confidential, and shall require such Party’s officers, directors, employees, and agents to keep confidential, all proprietary information of the other Party, including (i) any information specifically identified by either Party prior to disclosure as being confidential information, (ii) plans and data concerning products, prices, marketing, sales, customers, and (iii) technical or business matters.  Disclosure of such confidential information shall be made by either Party only to those of such Party’s employees and agents who have need to know such information in order to carry on the purposes of this Agreement and who have agreed in writing to abide by confidentiality requirements at least as restrictive as those set forth in this Agreement.  Seller shall not disclose the terms of this

Agreement to any person or entity that is not a Party.  A breach or threatened breach of this Paragraph D by the receiving Party may cause irreparable harm and injury to the disclosing Party for which money damages are inadequate.  In the event of such breach or threatened breach, the disclosing Party shall be entitled to seek injunctive relief, in addition to all other available remedies, without the requirement of posting a bond or any other security.

E.           Notices.  All demands, notices, and other communications to be given under this Agreement by a Party to the other Party shall be deemed to have been duly given if given in writing and (i) personally delivered, (ii) sent by nationally recognized overnight courier, or (iii) sent by mail, certified, postage prepaid with return receipt requested, in each case, at the address set forth in this Agreement for such other Party.  Notices delivered personally or by courier shall be deemed communicated as of actual receipt.  Mailed notices shall be deemed communicated as of 10:00 a.m. on the third business day after mailing.  Any Party may change such Party’s address for notice under this Agreement by giving prior written notice to the other Party of such change in the manner provided in this Paragraph E.

F.           Entire Agreement and Modification.  This Agreement (including the Vendor Book, the Purchase Order, and all exhibits) contains the entire agreement of the Parties relating to the subject matter of this Agreement, and the Parties agree that this Agreement supersedes all prior written or oral agreements, representations, and warranties relating to the subject matter of this Agreement. In the event of any conflict between the terms of this Agreement and the Vendor Book, the terms of this Agreement shall control.  Except for changes to the Vendor Book made by Buyer, no modification of this Agreement shall be valid unless made in writing and signed by the Parties.  The terms contained in Seller’s invoices, acknowledgments, or other writings are not binding on Buyer and are of no force or effect.  The individuals signing this Agreement each represents to the other that such individual has the full right and authority to enter into this Agreement and to perform the obligations set forth in this Agreement of such Party.  The terms and conditions of the Vendor Book may, from time to time, be unilaterally amended by Buyer.  In the event of such an amendment, Buyer shall send Seller a written notification describing the amendment via registered mail, postage prepaid, to the address listed above at least 30 days prior to the amendment’s effective date.  Acceptance by Seller of a Purchase Order (or any Buyer order) after receiving notice of the amendment to the Vendor Book shall constitute acceptance by Seller of the amended terms and conditions of the Vendor Book.  Sections 4, 7, 8, 9, and 10 of this Agreement and Paragraphs C through F and Paragraphs H and I of the General Terms shall survive the termination of this Agreement.

G.           Termination.   Either Party may terminate this Agreement upon notice to the other Party if such other Party becomes insolvent or bankrupt or files or permits to be filed any petition in bankruptcy.

H.           Waiver, Assignment, and Severabililty.  The waiver of a breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any further breach of such term or condition or the waiver of any other term or condition of this Agreement.  Neither Party shall assign this Agreement or any right or interest in or to this Agreement, in whole or in part, without the prior written consent of the other Party, except that Buyer may assign this Agreement to a purchaser of all or substantially all of Buyer’s assets.  The invalidity, in whole or in part, of any provision in this Agreement shall not affect the validity of any other provision. The Parties exclude the application of the United Nations Convention on Contracts for the International Sale of Goods if otherwise applicable. This Agreement shall be interpreted, construed, and enforced in all respects in accordance with the laws of the Commonwealth of Pennsylvania.  Venue of any action relating to, or arising out of, this Agreement shall lie exclusively in the courts located in Allegheny County, Pennsylvania.  All disputes, claims, and controversies, whether statutory, contractual, or otherwise, between the Parties arising under, or relating to, this Agreement shall be governed by the Vendor Book.

I.           Interpretation.  In the interpretation of this Agreement, except where the context otherwise requires, (i) “including” or “include” does not denote or imply any limitation, (ii) “or” has the inclusive meaning “and/or,” (iii) “and/or” means “or” and is used for emphasis only, (iv) “$” refers to United States dollars, (v) the singular includes the plural, and vice versa, and each gender includes each other gender, (vi) captions or headings are only for reference and are not to be considered in interpreting this Agreement, (vii) “Section” refers to a section of this Agreement, unless otherwise stated in this Agreement, (viii) “Exhibit” refers to an exhibit to this Agreement (which is incorporated by reference), unless otherwise stated in this Agreement, (ix) “Schedule” refers to a schedule to this Agreement (which is incorporated by reference), unless otherwise stated in this Agreement, (x) all references to times are times in Allegheny County, Pennsylvania, (xi) “day” refers to a calendar day unless expressly identified as a business day, and (xii) the Vendor Book is incorporated by reference.

J.           Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Faxed copies of manually executed signature pages to this Agreement will be fully binding and enforceable without the need for delivery of the original manually executed signature page.

The Parties have executed this Agreement on the date first set forth above.

BUYER	SELLER

GENERAL NUTRITION CORPORATION	MUSCLE PHARM, LLC

By: /s/ Stephen B. Cherry	By: /s/ Leonard K. Armenta

Name: Stephen B. Cherry	Name: Leonard K. Armenta

Title: VP Purchasing	Title: COO

Date: 12-18-09	Date: 12/16/09

Seller acknowledges that Seller has received a copy of the Vendor Book incorporated into this Agreement.

MUSCLE PHARM, LLC

By:  /s/ Leonard K. Armenta
Name:  Leonard K. Armenta
Title: COO
Date:  12/16/09

EXHIBIT 1

LIST OF PRODUCTS

BUYER ITEM NO.	UPC CODE	DESCRIPTION	UNIT PRICE FOB DESTINATION PREPAID	UNIT PRICE FOB DESTINATION FREIGHT COLLECT	OVERALL INVENTORY TURN RATE IN BUYER-OWNED STORES	BUYER’S MINIMUM SALES IN BUYER-OWNED STORES	MINIMUM ORDER QUANTITY
446301		Berry combat powder 5lb	$21.90		NA	NA	NA
446302		Battle fuel	$21.90		NA	NA	NA
446304		Chocolate combat powder	$21.90		NA	NA	NA
446305		Chocolate Pntbtr combat powder	$21.90		NA	NA	NA
446306		Fruit punch assault	$21.00		NA	NA	NA
446307		Fruit punch recon	$21.90		NA	NA	NA
446308		Grape bullet proof	$20.98		NA	NA	NA
446309		Orange raspberry bullet proof	$20.98		NA	NA	NA
446310		Raspberry lemon assault	$21.00		NA	NA	NA
446312		Shredded matrix	$19.48		NA	NA	NA
446317		Blue raspberry assault	$21.00		NA	NA	NA
446318		Banana combat powder	$21.90		NA	NA	NA

EXHIBIT 4

GENERAL NUTRITION RETURNS AGREEMENT

Buyer has a Reverse Logistics Program that allows Buyer to return to Seller for credit (or for a cash payment at Buyer’s sole option) any and all of the Products purchased by Buyer under the Purchasing Agreement to which this Returns Agreement (this “Agreement”) is an Exhibit (the “Purchasing Agreement”), any units of any Products that are (i) defective, (ii) outdated, (iii) discontinued by Buyer (pursuant to the criteria set forth in this Agreement), or (iv) recalled using a centralized returns system.  A “recalled product” is a Product or ingredient in a Product for which a recall has been requested by Seller or any government entity. A “defective product” is a Product that contains latent defects relating to the quality of the Product or the Product’s packaging.

Seller agrees that Buyer’s designated reclamation center (the “Reclamation Center”) shall process all Products and provide detailed reporting services.  The Products will be returned to the Reclamation Center.  Buyer reserves the right to change the Reclamation Center at any time.  All Products returned via this Agreement to the Reclamation Center shall be held for Seller’s review for 21 days after notice of return is provided to Seller; at that time if not reviewed or no decision has been provided to Buyer by Seller, the Product may be disposed of at the discretion of Buyer.

Retail and wholesale sales of the Products will be evaluated by Buyer on a rolling eight week basis as per agreed full distribution to Buyer’s stores, and Buyer may elect to discontinue any Products and return such Products to Seller if, during such eight week period, either sales of such Product (i) fall below the minimum sales threshold in Buyer-owned stores as set forth on Exhibit 1 of the Purchasing Agreement for such Product (the “Minimum Sales Threshold”) or (ii) do not meet the minimum overall inventory Turn Rate (as defined below) in Buyer-owned stores as set forth on Exhibit 1 of the Purchasing Agreement for such Product (the “Minimum Overall Inventory Turn Rate”).

A “Turn Rate” means the quotient of (i) the aggregate of the last eight weeks of Buyer’s cost of the individual Product sold resulting from retail sales of the individual Product in Buyer-owned stores divided by (ii) the average cost of the aggregate individual Product in inventory at Buyer-owned stores and 70% of distribution centers inventory during the same eight week period. The calculated value of 70% of distribution centers inventory accounts for Product inventory allocated to Buyer-owned stores. For clarity purposes, the term “individual Product” in the preceding sentence refers to one specific Product listed on Exhibit 1 to the Purchasing Agreement and not all of the Products collectively listed on Exhibit 1 to the Purchasing Agreement. Seller agrees that any of the Products previously delivered to Buyer and that are in Buyer’s inventory prior to execution of this Agreement are subject to the terms of this Agreement.

Seller agrees to provide Buyer with a letter of credit to satisfy any amounts Seller owes Buyer under this Agreement.

Buyer’s objectives under this Agreement are:

•	Fairness to all parties
•	Total accountability
•	Supplier designated disposition of products
•	Thorough, accurate, and timely communication with Buyer’s suppliers

Buyer shall receive a credit (or at Buyer’s option, a cash payment) for each unit of any Product returned based on Buyer Standard Cost (as defined below) per unit, plus the accepted factors from the Joint Industry Report (JIR) for handling returns.  These accepted factors include:

•	Direct Product Cost (“DPC”): $0.085
•	Post Damage Handling (“PDH”): $0.190
•	Operations Through Scan (“OTS”): $0.101
•	Disposition Cost (as selected below)

Please indicate the method of disposition and corresponding Disposition Cost for the Products by placing an “X” on the appropriate choice below (if no method of disposition is chosen by Seller within seven days following the notification to return Product, the COPT code will apply):

CODE	DESCRIPTION (DISPOSITION COST)

COPT______	Scan and disposition left up to the discretion of Buyer ($0.020)*
DONA_____	Scan and Donate ($0.030)
DEST______	Scan and DESTROY ($0.040)*
ROPT______	Scan, Hold, Seller Review/Center Option ($0.127)
RDON_____	Scan, Hold, Seller Review, DONATE ($0.137)
RDES______	Scan, Hold, Seller Review, DESTROY ($0.147)*
RTAK______	Scan, Hold, Seller Review, TAKE ($0.174)
RSHP______	Scan, Hold, Seller Review, Ship ($0.186)
SHBK______	Scan and Ship back to Seller ($0.180)* Open RA# Required:_________

*NON-TOXIC/NON-HAZARDOUS MATERIAL ONLY

Handling of hazardous materials (as determined by Buyer) will require Seller to supply material safety data sheets (“MSDS”) before a Product is returned.  Fees for hazardous materials will be in addition to the above costs.  Failure to provide MSDS may result in additional charges and possible fines, which Seller shall pay in full and as to which Seller shall fully indemnify Buyer.

With regard to Product located in Buyer stores in Alaska, Hawaii, and/or Puerto Rico, in addition to the Disposition Costs set forth above, at Seller’s option, Buyer will either destroy, at Seller’s expense, all Product at the store level or bill Seller for all shipping charges associated with sending Product to the Reclamation Center.  Buyer will provide an estimate of the shipping charges associated with returning the Products to the Reclamation Center, but Buyer’s recovery for shipping charges shall not be limited to such estimate but shall be based on Buyer’s actual cost.

Buyer may increase any costs set forth in this Agreement 30 days after written notification of such increase is sent to Seller by Buyer.

Buyer’s unit count and dollar value determinations so made shall govern unless proved to be in error by Seller as determined by Buyer.

With regard to Products that are recalled, all recalled Products shall be returned to Seller via the SHBK Code (i.e., scanned and shipped back to Seller) regardless of whether Seller has chosen a different method of disposition.  An open RA# number must be established with Buyer’s purchasing department prior to the initiation of a recall.  Pallets shipped with recalled Products will be billed to Seller at the cost of $6.50 per pallet.  Itemized pallet charges will also appear on a future invoice.

All shipments of Product (i.e., those from Buyer stores to the Reclamation Center as well as from the Reclamation Center to Seller) shall be prepaid by Buyer to be reimbursed by Seller as set forth in this Agreement.  Title and risk of loss to any Products shall revert to Seller once the Products are removed from Buyer’s stores or warehouse for delivery to the Reclamation Center.

Explanations of Phrases and Abbreviations

BUYER STANDARD COST: Buyer’s cost for the Product charged by Seller plus the freight cost from  Seller to Buyer warehouses, if paid by Buyer.

JIR REPORT:  In 1989, a Joint Industry Committee conducted a study, measuring the costs of handling unsaleable products all the way back through the distribution channel.  Membership on the Committee was drawn from the following trade organizations: FMI, GMA, NAWGA, NGA, NFBA, and NACDS.  The resulting JIR Guidelines were issued in the form of recommended good business practices.

DPC: “Direct Product Cost” is the cost associated with transporting a Product from Buyer’s distribution centers to the retail store shelf.

PDH:  “Post Damage Handling” is the cost of removing a Product from the stores and shipping to the Reclamation Center.

OTS:  “Operations Through Scan” is cost of receiving, scanning, and preparing for disposition of Product and associated costs at the Reclamation Center.

DISPOSITION COSTS:  Costs associated with the disposition of the Product, as selected by Seller by code.

CODES: COPT, DONA, DEST, ROPT, RDON, RDES, RTAK, RSHP, SHBK.

EXAMPLE of how an item under Disposition Cost code COPT will be billed:

ITEMS STANDARD COST	$2.900
DPC COST	$0.085
POST DAMAGE COST	$0.190
OTS	$0.101
DISPOSITION COST	$0.020
TOTAL	$3.296

If Buyer returns 12 pieces of this item, the credit memo deduction will be: 12 X $3.296 = $ 39.552.

EXAMPLE of how an item under Disposition Cost code RSHP will be billed:

ITEMS STANDARD COST	$2.900
DPC COST	$0.085
POST DAMAGE COST	$0.190
OTS	$0.101
DISPOSITION COST	$0.186
TOTAL	$3.462

If Buyer returns 12 pieces of this item, the credit memo deduction will be: 12 X $3.462 = $41.544.

EXAMPLE of how recalled Product will be billed:

ITEMS STANDARD COST	$2.900
DPC COST	$0.085
POST DAMAGE COST	$0.190
OTS	$0.101
DISPOSITION COST	$0.180
TOTAL	$3.456 + Pallet Charges

If Buyer returns 12 pieces of this item, the credit memo deduction will be 12 x $3.456 = $41.472 + Pallet Charges

EXHIBIT 6
ADVERTISING AND PROMOTION

The Parties agree to the following advertising and promotion commitments as set forth below:

A.	Seller Commitments.

1.	Advertising Commitment

Product:	Medium:	Outlet:	Month(s) Committed:	$ Committed:

2.           Media and Promotional Plan
________________________________________________________________

3.           Promotional Money (“PM”) Support.

Buyer will charge an extra 10% over the total PM value to cover extra taxes and charges.

4.           Category Drives.
________________________________________________________________

5.           Franchising Specific.

6.           Other.
_________________________________________________________________

B.	Buyers Commitments.

1.	Initial Plan-O-Gram or Shelf Space Commitment.
__________________________________________________________________

2.	Product Introduction, Store Commitment.
__________________________________________________________________

3.	Franchising Specific.